Exhibit 99.1

Actuant Reports First Quarter Results

MILWAUKEE--(BUSINESS WIRE)--December 19, 2012--Actuant Corporation (NYSE: ATU) today announced results for its first quarter ended November 30, 2012.

Highlights

  Total sales declined 4% compared to the prior year with acquisitions contributing 4%, the weaker Euro a 1% headwind, and core sales down 7%.
  Diluted earnings per share (“EPS”) were $0.49, a 2% reduction compared to the prior year.
  Operating profit margins were 13.6%, a 100 basis point reduction from the prior year due primarily to the impact of lower volumes, most notably in the Engineered Solutions segment.
  Repurchased 0.3 million shares of common stock for $7 million in the quarter.
  Introduced second quarter EPS guidance in the range of $0.34-0.38 per share.

Robert C. Arzbaecher, Chairman and CEO of Actuant commented, “Actuant’s first quarter results reflect our customers’ cautious approaches to spending and managing inventory levels in light of economic uncertainty. Despite the benefit of prior year acquisitions and continued core growth in both the Industrial and Energy segments, overall revenue declined. This was primarily the result of significant customer production declines across various OEM markets such as heavy-duty truck and off-highway equipment to reduce inventories, as well as weak solar sales in the Electrical segment. During the past ninety days, we initiated both temporary and structural cost reduction actions to allow us to continue to invest in long-term growth while protecting earnings in the current weak environment.”

Consolidated Results

Consolidated sales for the first quarter were $377 million, 4% lower than the $393 million in the comparable prior year quarter. Core sales declined 7%; the weaker Euro reduced sales 1% while acquisitions contributed 4% to total sales. Fiscal 2013 first quarter net earnings and EPS were $36.3 million, or $0.49 per share, compared to $37.2 million and $0.50, respectively, in the comparable prior year quarter.

Segment Results

Industrial Segment
(US $ in millions)

	Three Months Ended
	November 30,
	2012	2011
Sales	$101.1	$100.3
Operating Profit	$27.0	$27.9
Operating Profit %	26.7%	27.9%

First quarter fiscal 2013 Industrial segment sales were $101 million, 1% higher than the prior year. Excluding the 1% negative impact of foreign currency rate changes, core sales increased 2% driven by higher global Integrated Solutions activity and steady industrial demand in most regions outside of Western Europe. First quarter operating profit margin of 26.7% was in line with expectations as the benefit of higher volumes was more than offset by unfavorable mix and incremental Growth + Innovation (G+I) investments.

Energy Segment
(US $ in millions)

	Three Months Ended
	November 30,
	2012	2011
Sales	$90.8	$80.4
Operating Profit	$15.4	$13.2
Operating Profit %	17.0%	16.4%

Fiscal 2013 first quarter year-over-year Energy segment sales increased 13% to $91 million. Excluding the 9% impact from acquisitions, core sales increased 4% from the prior year’s strong levels. Hydratight experienced double digit core sales growth on the strength of continued robust maintenance spending in oil & gas, power generation, and other energy markets. Cortland core sales were down from the prior year, but are expected to rebound given the high order intake in the first quarter. Quoting activity and relatively stable energy prices continue to support demand across the Energy segment’s served markets. First quarter operating profit margin increased 60 basis points from the prior year due primarily to favorable mix and volume leverage.

Electrical Segment
(US $ in millions)

	Three Months Ended
	November 30,
	2012	2011
Sales	$69.4	$82.8
Operating Profit	$7.8	$5.0
Operating Profit %	11.3%	6.0%

Electrical segment fiscal 2013 first quarter sales were $69 million, 16% lower than the comparable prior year quarter. The 16% core sales decrease reflected significantly lower solar inverter shipments compared to the prior year due to the combination of weak current year demand and aggressive sales promotions in the prior year. In addition, the impact of channel inventory reductions across the segment’s served North American markets, and lower industrial transformer demand contributed to the sales decline. First quarter operating profit margin increased 530 basis points from the prior year due to the benefit of prior year restructuring actions, as well as a fire related insurance recovery at Mastervolt.

Engineered Solutions Segment
(US $ in millions)

	Three Months Ended
	November 30,
	2012	2011
Sales	$115.9	$129.3
Operating Profit	$7.6	$19.0
Operating Profit %	6.6%	14.7%

First quarter fiscal 2013 Engineered Solutions segment sales decreased 10% from the prior year to $116 million. Excluding the 8% impact from acquisitions and negative 1% impact from the weaker Euro, core sales declined 17%. First quarter sales reflect significantly lower OEM production levels for heavy-duty trucks, off-highway equipment and convertible autos, in part to reduce inventory levels. Demand in the global agriculture market moderated, partially reflecting the US drought impact on aftermarket sales. First quarter operating profit margin declined due to the lower volumes and restructuring actions taken in the segment.

Corporate and Income Taxes

Corporate expenses for the first quarter of fiscal 2013 were $6.5 million, $1.3 million below the comparable prior year period due primarily to lower incentive compensation. The effective income tax rate for the quarter was lower than the prior year due to the execution of certain tax reduction initiatives.

Financial Position

Net debt at November 30, 2012 was $328 million (total debt of $396 million less $68 million of cash), essentially unchanged from fiscal year end. Actuant’s first quarter cash flow was impacted by the payment of fiscal 2012 incentive compensation and 401(k) company contributions, as well as an increase in primary working capital. Additionally, the Company deployed approximately $7 million for the repurchase of 0.3 million shares of common stock. At November 30, 2012, the Company had a net debt to EBITDA leverage ratio of 1.2, and its entire $600 million revolver available.

Outlook

Arzbaecher continued, “The economic picture remains cloudy as we start the second quarter of fiscal 2013. Our customers remain cautious with ordering patterns, and most OEMs are continuing to reduce inventory by ordering at a slower pace than their end market sell-through levels. Although these conditions make organic growth more challenging in the near-term, we remain focused on investing for long-term growth through both G+I and acquisitions, as well as managing our costs and maintaining a strong balance sheet.

While we are seeing indications that market conditions are firming up in some areas, volatility and uncertainty also persist. At this point, our full year EPS guidance remains unchanged, yet we believe that the probability of attaining the high end of the range is low if current economic conditions and uncertainty continue. We expect fiscal 2013 sales to be approximately $1.600-1.625 billion, with core sales for the year down 1-3%.

We expect second quarter fiscal 2013 sales in the $360-370 million range and EPS of $0.34-0.38. The second quarter historically represents the seasonally weakest quarter of the fiscal year, and we expect to see the continued impact of economic uncertainty including customer inventory reductions, most notably in the Engineered Solutions segment. However, we are forecasting year-over-year sales growth in both the Industrial and Energy segments.

Consistent with our normal practice, the guidance excludes the impact of any future acquisitions and share repurchases. With our projected $200 million of fiscal 2013 free cash flow and strong capital structure, we are well positioned financially to fund both growth investments and opportunistic share buy-backs.

In summary, we continue to expect a challenging first half of fiscal 2013, followed by modest growth in the second half of the year. We remain confident in the fundamental strength of the Actuant businesses, have the right long-term growth strategies in place, and the operating experience to manage through the current environment.”

Conference Call Information

An investor conference call is scheduled for 10 am CT today, December 19, 2012. Webcast information and conference call materials will be made available on the Actuant company website (www.actuant.com) prior to the start of the call.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Actuant Corporation

Actuant Corporation is a diversified industrial company serving customers from operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic and electrical tools and supplies; specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

(tables follow)

Actuant Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	November 30,	August 31,
	2012	2012

ASSETS
Current assets
Cash and cash equivalents	$68,311	$68,184
Accounts receivable, net	232,267	234,756
Inventories, net	225,084	211,690
Deferred income taxes	22,785	22,583
Other current assets	30,121	24,068
Total current assets	578,568	561,281

Property, plant and equipment, net	117,759	115,884
Goodwill	871,698	866,412
Other intangible assets, net	440,188	445,884
Other long-term assets	17,243	17,658

Total assets	$2,025,456	$2,007,119

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$164,665	$174,746
Accrued compensation and benefits	43,696	58,817
Current maturities of debt	8,750	7,500
Income taxes payable	5,982	5,778
Other current liabilities	66,754	72,165
Total current liabilities	289,847	319,006

Long-term debt	387,500	390,000
Deferred income taxes	129,951	132,653
Pension and postretirement benefit accruals	26,233	26,442
Other long-term liabilities	89,927	87,182

Shareholders' equity
Capital stock	15,158	15,102
Additional paid-in capital	16,450	7,725
Treasury stock	(70,225)	(63,083)
Retained earnings	1,197,912	1,161,564
Accumulated other comprehensive loss	(57,297)	(69,472)
Stock held in trust	(2,340)	(2,689)
Deferred compensation liability	2,340	2,689
Total shareholders' equity	1,101,998	1,051,836

Total liabilities and shareholders' equity	$2,025,456	$2,007,119

Actuant Corporation
Condensed Consolidated Statements of Earnings
(Dollars in thousands except per share amounts)
(Unaudited)

	Three Months Ended
	November 30,	November 30,
	2012	2011

Net sales	$377,248	$392,799
Cost of products sold	230,262	240,191
Gross profit	146,986	152,608

Selling, administrative and engineering expenses	87,830	88,109
Amortization of intangible assets	7,854	7,218
Operating profit	51,302	57,281

Financing costs, net	6,322	8,222
Other expense, net	364	657
Earnings before income tax expense	44,616	48,402

Income tax expense	8,273	11,228
Net earnings	$36,343	$37,174

Earnings per share
Basic	$0.50	$0.54
Diluted	0.49	0.50

Weighted average common shares outstanding
Basic	72,791	68,421
Diluted	74,271	75,142

Actuant Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	November 30,	November 30,
	2012	2011

Operating Activities
Net earnings	$36,343	$37,174
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	14,449	13,540
Stock-based compensation expense	3,477	3,543
Benefit for deferred income taxes	(3,156)	(950)
Amortization of debt discount and debt issuance costs	496	497
Other non-cash adjustments	(177)	58
Changes in components of working capital and other:
Accounts receivable	4,539	(9,597)
Inventories	(11,318)	(2,595)
Prepaid expenses and other assets	(6,143)	(825)
Trade accounts payable	(11,548)	(2,886)
Income taxes payable	1,161	1,216
Accrued compensation and benefits	(13,953)	(19,169)
Other accrued liabilities	(1,895)	469
Net cash provided by operating activities	12,275	20,475

Investing Activities
Proceeds from sale of property, plant and equipment	977	5,918
Capital expenditures	(7,689)	(5,595)
Business acquisitions, net of cash acquired	(83)	(290)
Net cash provided by (used in) investing activities	(6,795)	33

Financing Activities
Net borrowings on revolving credit facilities and other debt	-	4,809
Principal repayments on term loan	(1,250)	-
Purchase of treasury shares	(7,142)	(20,410)
Stock option exercises and related tax benefits	5,473	2,782
Cash dividend	(2,911)	(2,748)
Net cash used in financing activities	(5,830)	(15,567)

Effect of exchange rate changes on cash	477	(1,043)
Net increase in cash and cash equivalents	127	3,898
Cash and cash equivalents - beginning of period	68,184	44,221
Cash and cash equivalents - end of period	$68,311	$48,119

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
(Dollars in thousands)

	FISCAL 2012					FISCAL 2013
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
SALES
INDUSTRIAL SEGMENT	$100,253	$98,342	$110,102	$110,598	$419,295	$101,122				$101,122
ENERGY SEGMENT	80,421	78,937	96,399	93,406	349,163	90,769				90,769
ELECTRICAL SEGMENT	82,833	77,105	85,947	82,936	328,821	69,439				69,439
ENGINEERED SOLUTIONS SEGMENT	129,292	123,640	136,767	118,364	508,063	115,918				115,918
TOTAL	$392,799	$378,024	$429,215	$405,304	$1,605,342	$377,248				$377,248

% SALES GROWTH
INDUSTRIAL SEGMENT	15%	11%	2%	2%	7%	1%				1%
ENERGY SEGMENT	14%	28%	24%	13%	19%	13%				13%
ELECTRICAL SEGMENT	50%	10%	7%	4%	15%	-16%				-16%
ENGINEERED SOLUTIONS SEGMENT	23%	12%	8%	-10%	7%	-10%				-10%
TOTAL	23%	14%	9%	0%	11%	-4%				-4%

OPERATING PROFIT (LOSS)
INDUSTRIAL SEGMENT	$27,933	$26,690	$30,681	$29,473	$114,777	$27,006				$27,006
ENERGY SEGMENT	13,217	11,632	18,515	18,841	62,205	15,387				15,387
ELECTRICAL SEGMENT	4,977	5,801	8,814	8,300	27,892	7,828				7,828
ENGINEERED SOLUTIONS SEGMENT	18,999	13,281	18,467	10,104	60,851	7,625				7,625
CORPORATE / GENERAL	(7,845)	(7,948)	(8,813)	(8,713)	(33,319)	(6,544)				(6,544)
TOTAL - EXCLUDING IMPAIRMENT CHARGE	$57,281	$49,456	$67,664	$58,005	$232,406	$51,302				$51,302
IMPAIRMENT CHARGE	-	-	-	(62,464)	(62,464)	-				-
TOTAL	$57,281	$49,456	$67,664	$(4,459)	$169,942	$51,302				$51,302

OPERATING PROFIT %
INDUSTRIAL SEGMENT	27.9%	27.1%	27.9%	26.6%	27.4%	26.7%				26.7%
ENERGY SEGMENT	16.4%	14.7%	19.2%	20.2%	17.8%	17.0%				17.0%
ELECTRICAL SEGMENT	6.0%	7.5%	10.3%	10.0%	8.5%	11.3%				11.3%
ENGINEERED SOLUTIONS SEGMENT	14.7%	10.7%	13.5%	8.5%	12.0%	6.6%				6.6%

TOTAL (INCLUDING CORPORATE) - EXCLUDING IMPAIRMENT CHARGE	14.6%	13.1%	15.8%	14.3%	14.5%	13.6%				13.6%

EBITDA
INDUSTRIAL SEGMENT	$29,220	$29,116	$32,070	$31,774	$122,180	$29,033				$29,033
ENERGY SEGMENT	18,243	15,601	22,216	23,166	79,226	19,694				19,694
ELECTRICAL SEGMENT	7,705	8,697	11,444	10,969	38,815	10,806				10,806
ENGINEERED SOLUTIONS SEGMENT	22,213	16,762	21,418	13,991	74,384	12,047				12,047
CORPORATE / GENERAL	(7,217)	(7,479)	(8,506)	(7,972)	(31,174)	(6,195)				(6,195)
TOTAL - EXCLUDING IMPAIRMENT CHARGE	$70,164	$62,697	$78,642	$71,928	$283,431	$65,385				$65,385
IMPAIRMENT CHARGE	-	-	-	(62,464)	(62,464)	-				-
TOTAL	$70,164	$62,697	$78,642	$9,464	$220,967	$65,385				$65,385

EBITDA %
INDUSTRIAL SEGMENT	29.1%	29.6%	29.1%	28.7%	29.1%	28.7%				28.7%
ENERGY SEGMENT	22.7%	19.8%	23.0%	24.8%	22.7%	21.7%				21.7%
ELECTRICAL SEGMENT	9.3%	11.3%	13.3%	13.2%	11.8%	15.6%				15.6%
ENGINEERED SOLUTIONS SEGMENT	17.2%	13.6%	15.7%	11.8%	14.6%	10.4%				10.4%

TOTAL (INCLUDING CORPORATE) - EXCLUDING IMPAIRMENT CHARGE	17.9%	16.6%	18.3%	17.7%	17.7%	17.3%				17.3%

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
RECONCILIATION OF GAAP MEASURE TO NON-GAAP MEASURES
(Dollars in thousands, except for per share amounts)

	FISCAL 2012					FISCAL 2013
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
EARNINGS (LOSS) BEFORE SPECIAL ITEMS (1)
NET EARNINGS (LOSS)	$37,174	$32,175	$34,401	$(16,460)	$87,290	$36,343				$36,343
DEBT REFINANCING CHARGES, NET OF INCOME TAX	-	-	10,482	-	10,482	-				-
IMPAIRMENT CHARGE, NET OF INCOME TAX	-	-	-	57,088	57,088	-				-
TOTAL	$37,174	$32,175	$44,883	$40,628	$154,860	$36,343				$36,343

DILUTED EARNINGS (LOSS) PER SHARE, BEFORE
SPECIAL ITEMS (1)(3)
NET EARNINGS (LOSS)	$0.50	$0.43	$0.45	$(0.23)	$1.17	$0.49				$0.49
DEBT REFINANCING CHARGES, NET OF INCOME TAX	-	-	0.15	-	0.15	-				-
IMPAIRMENT CHARGE, NET OF INCOME TAX	-	-	-	0.77	0.76	-				-
TOTAL	$0.50	$0.43	$0.60	$0.55	$2.08	$0.49				$0.49

EBITDA (2)
NET EARNINGS (LOSS) (GAAP MEASURE)	$37,174	$32,175	$34,401	$(16,460)	$87,290	$36,343				$36,343
FINANCING COSTS, NET	8,222	7,821	24,066	6,281	46,390	6,322				6,322
INCOME TAX EXPENSE	11,228	9,631	6,593	5,572	33,024	8,273				8,273
DEPRECIATION & AMORTIZATION	13,540	13,070	13,582	14,071	54,263	14,447				14,447
EBITDA (NON-GAAP MEASURE)	$70,164	$62,697	$78,642	$9,464	$220,967	$65,385				$65,385
IMPAIRMENT CHARGE	-	-	-	62,464	62,464	-				-
EBITDA (NON-GAAP MEASURE) - EXCLUDING IMPAIRMENT CHARGE	$70,164	$62,697	$78,642	$71,928	$283,431	$65,385				$65,385

FOOTNOTES

NOTE:	The total of the individual quarters may not equal the annual total due to rounding.

(1)	Earnings (loss) and diluted earnings (loss) per share, excluding special items (debt refinancing charges and impairment charge), represent net earnings (loss) and diluted earnings (loss) per share per the Condensed Consolidated Statements of Earnings net of charges or credits for items to be highlighted for comparability purposes. These measures should not be considered as an alternative to net earnings (loss) or diluted earnings (loss) per share as an indicator of the Company's operating performance. However, this presentation is important to investors for understanding the operating results of the current portfolio of Actuant companies. The total of the individual components may not equal due to rounding.

(2)	EBITDA represents net earnings (loss) before financing costs, net, income tax expense, and depreciation & amortization. EBITDA is not a calculation based upon generally accepted accounting principles (GAAP). The amounts included in the EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Earnings data. EBITDA should not be considered as an alternative to net earnings or operating profit as an indicator of the Company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Actuant has presented EBITDA because it regularly reviews this as a measure of the Company's ability to incur and service debt. In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(3)	Due to the net loss for the fourth quarter of fiscal 2012, the basic weighted average common shares are used to calculate both basic and diluted loss per share for the fourth quarter of fiscal 2012 to avoid anti-dilution. Per share results for net earnings (loss) (GAAP measure) was calculated using 72,846 shares outstanding. When excluding the impairment charge from net earnings (loss), the result is net earnings (not a net loss) which requires a diluted basis for calculated EPS. For this reason, the per share results for the impairment charge and total diluted earnings (non-GAAP measure) were calculated using 74,158 shares outstanding for the fourth quarter of fiscal 2012. Due to the difference in shares outstanding being used, the per share results do not add for the fourth quarter of fiscal 2012.

CONTACT:
Actuant Corporation
Karen Bauer
Communications & Investor Relations Leader
262-293-1562